EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release November 2, 2010
Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $333,000 or $0.04 diluted earnings per share for the three months ended September 30, 2010, compared to a net loss of $362,000 or $(0.05) diluted earnings per share for the three months ended September 30, 2009, an increase of $695,000.

The increase in net earnings for the quarter ended September 30, 2010 was primarily attributable to a decrease of $943,000 in the provision for loan loss from $968,000 for the prior year period to $25,000 for the period just ended.    Also contributing to the increase in net earnings was an increase in net interest income, which increased $236,000 or 15.4% from $1.5 million for the quarter ended September 30, 2009 to $1.8 million for the quarter just ended.  While interest income decreased $148,000 or 5.1% to $2.7 million for the recent quarter ended, interest expense decreased of $384,000 or 28.1% to $982,000 for the three month period ended September 30, 2010.  Noninterest expense increased $149,000 or 12.7% to $1.3 million for the recently ended quarterly period due primarily to increased employee compensation and benefits.

At September 30, 2010 assets had decreased $648,000 or 0.3% to $236.3 million compared to $236.9 million at June 30, 2010.  This decrease was attributed primarily to a decrease in investment securities, which decreased $616,000 or 6.3% to $9.2 million at September 30, 2010.  Total liabilities decreased $607,000 or 0.3% to $178.6 million at September 30, 2010, primarily as a result of a decrease in FHLB advances, which decreased $716,000 or 2.2% to $31.3 million at September 30, 2010.

At September 30, 2010, the Company reported its book value per share as $7.45.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At September 30, 2010, the Company had approximately 7,746,000 shares outstanding of which approximately 61.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
	September 30,	June 30,
	2010	2010
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$8,089	$8,362
Investment Securities	9,165	9,781
Loans Held for Sale	589	370
Loans, net	190,661	190,618
Other Assets	27,787	27,808
Total Assets	$236,291	$236,939
Liabilities
Deposits	$144,648	$144,969
FHLB Advances	31,293	32,009
Other Liabilities	2,659	2,229
Total Liabilities	178,600	179,207
Shareholders' Equity	57,691	57,732
Total Liabilities and Equity	$236,291	$236,939
Book Value Per Share	$7.45	$7.43

Condensed Consolidated Statements of Operations
(In thousands, except share data)
	Three months ended September 30,
	2010	2009
	(Unaudited)

Interest Income	$2,746	$2,894
Interest Expense	982	1,366
Net Interest Income	1,764	1,528
Provision for Losses on Loans	25	968
Non-interest Income	80	67
Non-interest Expense	1,326	1,177
Income (Loss) Before Income Taxes	493	(550)
Income Taxes (Benefit)	160	(188)
Net Income (Loss)	$333	$(362)
Earnings (loss) per share:
Basic	$0.04	(0.05)
Diluted	$0.04	(0.05)
Weighted average outstanding shares:
Basic	7,500,847	7,564,576
Diluted	7,500,847	7,564,576